Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES THE DEPARTURE OF HARI PILLAI

Company Updates Second Quarter Outlook

SAN JOSE, CA (March 17, 2011) - Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”/ Nasdaq GS: SANM), a leading global Electronics Manufacturing Services (EMS) company, today announced that Hari Pillai, President and Chief Operating officer will resign from the company and continue in a consulting capacity on terms to be determined.  Effective immediately, all sales and operations will report directly to Jure Sola, Chairman and Chief Executive Officer.

“I would like to thank Hari for his hard work and dedication during his 17 years of service to the company and wish him well in his future endeavors,” stated Jure Sola.

Separately, the outlook for the second quarter, ending April 2, 2011 may be impacted by, amongst other things, a delay in defense market projects and shipments due to Federal budget uncertainty, recently resolved labor strike in India delaying certain product shipments, and short-term softness in the optical market near the end of the quarter.  The company expects revenue for the second quarter to be in the range of $1.56 to $1.60 billion and non-GAAP earnings per share to be in the range of $0.28 to $0.32, depending on performance in the last two weeks of the quarter.

Sanmina-SCI provides second quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring, impairment and other unusual and infrequent items.

Sanmina-SCI will hold an update conference call this morning, March 17, 2011 at 8:30 am ET (5:30 am PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605. The conference will be broadcast live over the Internet at www.sanmina-sci.com. A replay of this conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 52966035.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions and delivers superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, clean-tech and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The Company’s outlook for future revenue and earnings per share constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products and a resulting decrease in the Company’s customers’ ability to pay for the Company’s products and which therefore could reduce the Company’s revenue; customer bankruptcy filings, which could cause the Company to record charges to its earnings; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610